Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Second Quarter 2013 Results,

Updated Commodity Hedge Positions and Full-Year 2013 Guidance

HOUSTON, TEXAS, August 7, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and six months ended June 30, 2013. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below along with previously announced full-year 2013 guidance.

Key Second Quarter 2013 Highlights:

•	Average daily production increased 32% to 115.1 MMcfe for the second quarter 2013, compared to 87.4 MMcfe for the second quarter 2012(1).

•	Adjusted EBITDA(2) increased 18% to $41.1 million for the second quarter 2013, compared to $34.8 million for the second quarter 2012.

•

Second quarter cash distribution of $0.5125 per unit, or $2.05 per unit on an annualized basis, representing a 7.9% increase over the annualized minimum quarterly distribution of $1.90 per unit and providing a distribution coverage ratio of 1.07x.

•

Raised aggregate net proceeds of $390.1 million, after financing costs, through senior unsecured notes offerings in April and May 2013; proceeds were used to repay borrowings outstanding under MEMP’s revolving credit facility.

•

Strengthened commodity hedge portfolio, with 87% of current expected natural gas production hedged through year-end 2013 and approximately 79% hedged in 2014 and 2015 (69% hedged through 2019) and 83% of crude oil production hedged through year-end 2013 and approximately 73% hedged in 2014 and 2015 (67% hedged through 2018).

•

Selected to the Alerian MLP Index (NYSE: AMZ) and the Alerian MLP Equal Weight Index (CME: AMZE). The Alerian MLP and Alerian MLP Equal Weight Indexes are composites of the 50 most prominent energy master limited partnerships.

“MEMP continues to execute on its strategy of acquiring and developing mature, long-lived oil and gas properties. Since January of this year, we have announced two acquisitions for a total of $806 million and we continue to deliver strong operational results,” said John Weinzierl, Chairman, President and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP. “These acquisitions add to a great asset base of conventional, low risk oil and gas production as well as enhance our scale in our core area of East Texas and add geographic diversity through the Permian Basin and the Rockies. Operationally, we had a very good second quarter as we grew our production, lowered operating costs and increased our distribution coverage ratio.”

Review of Second Quarter 2013(1)

•

Average daily production increased 32% to 115.1 MMcfe for the second quarter of 2013, compared to 87.4 MMcfe for the second quarter of 2012. The increase was primarily attributable to positive results from MEMP’s drilling program and from increased production volumes from MEMP’s third party acquisitions in 2012.

•

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $57.6 million in the second quarter of 2013, compared to $38.8 million in the second quarter of 2012. On a Mcfe basis, crude oil, natural gas and NGLs represented 14%, 64% and 22%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 41%, 39% and 20%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended June 30,	2013	2012	% Increase/(Decrease)
Oil (per Bbl)	$96.23	$99.76	(4)
Natural gas (per Mcf)	$3.37	$2.27	48
NGL (per Bbl)	$29.99	$35.31	(15)

Total per (Mcfe)	$5.50	$4.88	13

•	Averaged realized prices, including commodity derivatives settlements, were $5.77 per Mcfe in the second quarter of 2013, compared to $6.43 per Mcfe in the second quarter of 2012.

•

Adjusted EBITDA increased 18% to $41.1 million during the second quarter of 2013 from $34.8 million for the second quarter of 2012. The increase was due to positive results from MEMP’s drilling program and from increased production volumes from MEMP’s third party acquisitions in 2012.

•	Distributable cash flow(2) for the second quarter of 2013 was $24.5 million, or $0.55 per weighted-average unit, providing a distribution coverage ratio of 1.07x.

•

Total lease operating expenses were $1.18 per Mcfe in the second quarter of 2013, compared to $1.56 per Mcfe in the second quarter of 2012. The decrease was primarily attributable to increased production volumes and lower lifting costs on third party acquisitions in 2012.

•

General and administrative expenses were $5.6 million, or $0.54 per Mcfe, for the second quarter of 2013 compared to $3.8 million, or $0.48 per Mcfe, for the second quarter of 2012. The $5.6 million included $0.7 million and $0.9 million, respectively, of non-cash unit-based compensation expense and acquisition related costs.

•

Cash settlements received on commodity derivatives during the second quarter of 2013 were $2.8 million, or $0.27 per Mcfe, compared to $12.3 million received during the second quarter of 2012, with the decrease attributable to higher market prices for natural gas contributing to lower hedge settlements. Total hedged production in the second quarter of 2013 was 7.6 Bcfe, or 72% of second quarter production of 10.5 Bcfe, at an average hedge price of $6.82 per Mcfe. MEMP reported an unrealized gain of $30.6 million on its commodity derivatives portfolio in the second quarter of 2013 compared to an unrealized gain of $3.2 million in the second quarter of 2012.

•

Net interest expense was $6.5 million during the second quarter of 2013 including $1.8 million of unrealized gains on interest rate swaps and $1.3 million of non-cash amortization and write-offs of deferred financing fees. Cash interest expense (including accruals) for the second quarter of 2013 was $7.0 million.

•	Total capital expenditures for the second quarter of 2013 were $36.9 million. Total capital expenditures for the first half of the year totaled $59.0 million.

•	Total maintenance capital expenditures for the second quarter were $9.6 million. Total maintenance capital expenditures for the first half of the year totaled $17.4 million.

Acquisitions Update

As previously announced on July 15, 2013, MEMP signed definitive agreements to acquire certain oil and natural gas properties in the Permian Basin, East Texas, and the Rockies, from its sponsor, Memorial Resource Development LLC, and affiliates of Natural Gas Partners for an aggregate purchase price of approximately $606 million, subject to customary purchase price adjustments. The transaction will have an effective date of July 1, 2013 and is expected to close in October 2013. Acquisition highlights include:

•	Estimated May 2013 net production of approximately 45.3 MMcfe/d (63% natural gas and 37% liquids);

•	Estimated proved reserves of approximately 275 Bcfe (57% proved developed and 51% liquids);

•	Proved reserve to production ratio of 17 years; and

•	High operating margins and moderate capital expenditure requirements.

Hedging Update

As part of the transaction, MEMP will acquire commodity hedges that cover approximately 72% of acquired PDP volumes through 2015 (82% through 2014). In addition, MEMP will acquire interest rate hedges for a notional principal amount of $11.5 million extending through June 2014 at a fixed annual LIBOR rate of 0.5%. Consistent with its hedging policy, MEMP has layered on incremental commodity hedges that, together with the acquired hedges, cover up to 85% of projected production volumes related to this acquisition through 2018. The acquired and incremental commodity hedges represent total gas volumes of 29 Bcf for the period 2013 – 2018 at a weighted average fixed price of $4.26; total oil volumes of 3.8 MMBbls for the period 2013 – 2018 at a weighted average fixed price of $84.67; and 91,800 Bbls of NGLs for the period 2013 – 2014 at an average fixed price of $36.27.

The following table, pro forma for the transaction, reflects the percentage volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. The targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2013 full-year guidance. All of MEMP’s hedges are costless, fixed price swaps and collars.

Hedge Summary Table

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.51	$4.44	$4.34	$4.45	$4.31	$4.60	$5.12
Percent of 2013 production hedged	87%	83%	74%	67%	62%	57%	39%
Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$95.42	$93.39	$91.61	$86.97	$85.96	$85.05	—
Percent of 2013 production hedged	83%	77%	69%	64%	58%	54%	—
Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$40.97	$41.54	$34.16	—	—	—	—
Percent of 2013 production hedged	60%	51%	26%	—	—	—	—
Wtd Avg Fixed/Floor Price Per Mcfe	$7.43	$7.29	$7.07	$7.12	$6.93	$7.10	$5.12
Percent of 2013 Production Hedged	81%	76%	65%	55%	51%	47%	24%

Additional information regarding MEMP’s hedging program can be found on MEMP’s website, www.memorialpp.com, under the Investor Relations section.

Previously Announced Full-Year 2013 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s full-year 2013 guidance is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It also reflects the impact of forecasted growth capital spending and assumes the completion of the pending acquisition announced on July 15, 2013. The guidance includes the results related to our acquisitions from affiliates from the effective date of July 1, 2013 forward. However, for financial reporting purposes, we will be required to include results related to our acquisitions from affiliates for all periods the assets were under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full-Year 2013 Guidance
Annual Production (Bcfe)	46 – 48
Adjusted EBITDA ($MM)(2)	$202 – $206
Distributable Cash Flow ($MM)(2)	$129 – $133
DCF Coverage	1.10x – 1.20x
Maintenance Capex ($MM)	$43
Growth Capex ($MM)	$40 – $50

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. The aforementioned guidance for 2013 does not reflect the pre-effective date impact of common control revisions. Actual conditions and assumptions may change over the course of the year.

Financial Update

Total debt outstanding as of June 30, 2013 was $439.0 million, including $39.0 million of debt under MEMP’s $1.0 billion multi-year revolving credit facility with a borrowing base of $480.0 million. As of June 30, 2013, MEMP’s liquidity of $447.2 million consisted of $6.2 million of available cash and $441.0 million of available borrowing capacity. As of August 1, 2013, MEMP had $418.0 million of availability under its revolver, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Second Quarter 2013 Cash Distribution

As announced on July 19, 2013, the board of directors of MEMP’s general partner approved and declared a cash distribution of $0.5125 per unit for the second quarter of 2013. This distribution represents an annualized rate of $2.05 per unit. The distribution will be paid on August 12, 2013 to unitholders of record as of the close of business on August 1, 2013.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which will be filed with the SEC on or before August 9, 2013.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 91820131. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 91820131.

(1) In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the second quarter of 2013 and second quarter of 2012, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q are presented as if MEMP had owned the assets for all periods presented on a combined basis.

(2) Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will”, “expect”, “plan”, “project”, “intend”, “estimate”, “believe”, “target”, “potential”, the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from the estimates that were used in MEMP’s 2012 Annual Report on Form 10-K.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distribution on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per unit data)	2013	2012	2013	2012
Revenues:
Oil & natural gas sales	$57,609	$38,841	$101,644	$82,130
Pipeline tariff income and other	301	374	606	818

Total revenues	$57,910	$39,215	$102,250	$82,948

Costs and expenses:
Lease operating	12,361	12,434	25,459	25,519
Pipeline operating	479	424	949	1,158
Exploration costs	19	507	114	507
Production and ad valorem taxes	2,708	2,376	4,995	4,857
Depreciation, depletion, and amortization	16,160	11,825	29,315	22,955
General and administrative	5,630	3,828	10,417	8,204
Accretion of asset retirement obligations	999	931	1,997	1,874
Realized gain on commodity derivative instruments	(2,820)	(12,300)	(8,514)	(20,928)
Unrealized loss (gain) on commodity derivative instruments	(30,557)	(3,191)	(14,201)	(17,723)
(Gain) loss on sale of properties	—	(426)	—	(426)
Other, net	—	199	—	324

Total costs and expenses	4,979	16,607	50,531	26,321

Operating income	52,931	22,608	51,719	56,627
Other income (expense):
Interest expense, net	(6,466)	(4,727)	(11,499)	(7,236)
Amortization of investment premium	—	(24)	—	(145)

Total other income (expense)	(6,466)	(4,751)	(11,499)	(7,381)

Income (loss) before income taxes	46,465	17,857	40,220	49,246
Income tax benefit (expense)	(188)	(232)	(188)	(415)

Net income (loss)	46,277	17,625	40,032	48,831
Net income (loss) attributable to previous owners	—	17,863	(1,219)	28,266
Net income (loss) attributable to noncontrolling interest	98	16	94	(75)

Net income (loss) attributable to partners	$46,179	$(254)	$41,157	$20,640

Allocation of net income (loss) attributable to partners:
Limited partners	$46,133	$(254)	$41,116	$20,619

General partner	$46	$—	$41	$21

Earnings per unit:
Basic and diluted earnings per limited partner unit	$1.04	$(0.01)	$1.04	$0.93

Cash distribution declared per unit	$0.5125	$0.4800	$1.0250	$0.9600

Weighted average number of limited partner units outstanding	44,231	22,236	39,668	22,210

Oil and natural gas revenue:
Oil sales	$23,511	$19,914	$41,935	$41,035
NGL sales	11,536	5,816	20,393	12,515
Natural gas sales	22,562	13,111	39,316	28,580

Total oil and natural gas revenue	$57,609	$38,841	$101,644	$82,130

Production volumes:
Oil (MBbls)	244	200	420	395
NGLs (MBbls)	385	165	655	294
Natural gas (MMcf)	6,699	5,765	12,385	11,320

Total (MMcfe)	10,473	7,951	18,836	15,451

Average net production (MMcfe/d)	115.1	87.4	104.1	84.9

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$96.23	$99.76	$99.87	$103.92
NGL (per Bbl)	$29.99	$35.31	$31.12	$42.63
Natural gas (per Mcf)	$3.37	$2.27	$3.17	$2.52

Total per (Mcfe)	$5.50	$4.88	$5.40	$5.32

Average unit costs per Mcfe:
Lease operating expense	$1.18	$1.56	$1.35	$1.65
Production and ad valorem taxes	$0.26	$0.30	$0.27	$0.31
General and administrative expenses	$0.54	$0.48	$0.55	$0.53
Depletion, depreciation, and amortization	$1.54	$1.49	$1.56	$1.49

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)	June 30, 2013	December 31, 2012
Balance Sheet Data:
Total current assets	$66,460	$60,133
Oil and natural gas properties, net	892,107	862,368
Total assets	1,061,701	1,006,190
Total current liabilities	42,741	20,962
Long-term debt	436,649	460,300
Total liabilities	564,382	571,226
Total previous owner and partners’ equity	491,964	429,703
Total non-controlling interest	5,355	5,261

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Adjusted EBITDA

	Three Months		Six Months		Twelve Months
	Ended June 30,		Ended June 30,		Ended June 30,
(In thousands)	2013	2012	2013	2012	2013
Calculation of Adjusted EBITDA:
Net income	$46,277	$17,625	$40,032	$48,831	$29,486
Interest expense, net	6,466	4,727	11,499	7,236	19,306
Amortization of investment premium	—	24	—	145	49
Exploration costs	19	507	114	507	161
Income tax expense	188	232	188	415	58
Depreciation, depletion and amortization	16,160	11,825	29,315	22,955	55,750
Accretion of asset retirement obligations	999	931	1,997	1,874	3,878
Unrealized (gains) losses on commodity derivative instruments	(30,557)	(3,191)	(14,201)	(17,723)	24,134
Acquisition related expenses	897	286	1,112	399	4,003
Unit-based compensation expense	663	327	1,085	575	1,933
Gain on sale of properties	—	(426)	—	(426)	—
Net operating cash flows from acquisitions, effective date through closing date	—	1,888	—	1,888	3,920

Adjusted EBITDA	$41,112	$34,755	$71,141	$66,676	$142,678

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$30,825	$26,718	$58,970	$58,440	$118,430
Changes in working capital	2,223	2,707	343	910	(574)
Interest expense, net	6,466	4,727	11,499	7,236	19,306
Unrealized (loss) gain on interest rate swaps	1,835	(2,035)	2,373	(2,384)	1,559
Amortization of bond discount	(86)	—	(86)	—	(86)
Amortization of deferred financing fees	(1,255)	(275)	(3,277)	(552)	(4,151)
Exploration costs recorded as operating activities	19	507	19	507	30
Acquisition related expenses	897	286	1,112	399	4,003
Current income tax expense (benefit)	188	232	188	232	241
Net operating cash flows from acquisitions, effective date through closing date	—	1,888	—	1,888	3,920

Adjusted EBITDA	$41,112	$34,755	$71,141	$66,676	$142,678

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Distributable Cash Flow

	Three Months		Six Months		Twelve Months
	Ended June 30,		Ended June 30,		Ended June 30,
(In thousands)	2013	2012	2013	2012	2013
Calculation of Adjusted EBITDA:
Net income (loss)	$46,277	$17,625	$40,032	$48,831	$29,486
Interest expense, net	6,466	4,727	11,499	7,236	19,306
Amortization of investment premium	—	24	—	145	49
Exploration costs	19	507	114	507	161
Income tax expense	188	232	188	415	58
Depreciation, depletion and amortization	16,160	11,825	29,315	22,955	55,750
Accretion of asset retirement obligations	999	931	1,997	1,874	3,878
Unrealized (gains) losses on commodity derivative instruments	(30,557)	(3,191)	(14,201)	(17,723)	24,134
Acquisition related expenses	897	286	1,112	399	4,003
Unit-based compensation expense	663	327	1,085	575	1,933
Gain on sale of properties	—	(426)	—	(426)	—
Net operating cash flows from acquisitions, effective date through closing date	—	1,888	—	1,888	3,920

Adjusted EBITDA	41,112	34,755	71,141	66,676	142,678
Less: Cash interest expense	6,962	1,211	10,636	2,168	14,816
Less: Estimated Maintenance Capital Expenditures	9,600	2,926	17,388	5,214	26,923
Less: Adjusted EBITDA prior to effective date of common control transactions	—	15,991	—	33,691	19,909

Distributable cash flow	$24,550	$14,627	$43,117	$25,603	$81,030

Cash distribution	$22,858	$10,714	$45,466	$21,382	$73,935

Distribution coverage ratio	1.07x	1.37x	0.95x	1.20x	1.10x

2013 Adjusted EBITDA & Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2013 Adjusted EBITDA Guidance

2013 Distributable Cash Flow Guidance

	Low	High
	For Year Ended	For Year Ended
(In millions)	December 31, 2013	December 31, 2013
Calculation of Adjusted EBITDA:
Net income	$101	$105
Interest expense	30	30
Net operating cash flow from acquisitions, effective date through closing date	—	—
Depletion, depreciation, and amortization	71	71

Adjusted EBITDA	$202	$206

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$172	$176
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	—	—
Interest expense	30	30

Adjusted EBITDA	$202	$206

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$202	$206
Cash Interest Expense	(30)	(30)
Estimated maintenance capital expenditures	(43)	(43)

Distributable Cash Flow	$129	$133

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com